Exhibit 99.1

CELSION CORPORATION REGAINS COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

COLUMBIA, MD -- (MARKET WIRE) – May 11, 2011 -- Celsion Corporation (NASDAQ: CLSN) today announced that it has received notification from the NASDAQ Listing Qualifications Department that it has regained compliance with the minimum Market Value of Listed Securities (“MVLS”) requirement for continued listing on the NASDAQ Capital Market, as set forth in NASDAQ Listing Rule 5550(b)(2) (the “Rule”).

Celsion received notice on April 6, 2011 that the Company was not in compliance with the Rule for continued listing on the NASDAQ Capital Market, which requires a listed company to maintain a minimum MVLS of $35 million.

The letter from NASDAQ, received on May 10, 2011, stated that the Company’s MVLS has been $35 million or greater for the last 10 consecutive business days (from April 26, 2011 to May 9, 2011).  Accordingly, the Company has regained compliance with the Rule and this matter is now closed.

About Celsion Corporation

Celsion is a leading oncology company dedicated to the development and commercialization of innovative cancer drugs including tumor-targeting treatments using focused heat energy in combination with heat-activated drug delivery systems. Celsion has research, license, or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Mayo Clinic, the University of Pisa, and the North Shore Long Island Jewish Health System. For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Contact

David Pitts
Argot Partners
212-600-1902